UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
December 13, 2015
F5 Networks, Inc.
(Exact name of registrant as specified in its charter)

Washington	000-26041	91-1714307

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 Elliott Avenue West
Seattle, WA	98119
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (206) 272-5555
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
F5 Networks, Inc. (the “Company” or “F5”) previously reported on a current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2015 that John McAdam had been appointed as the Company’s President and Chief Executive Officer and that Manuel Rivelo had resigned as the Company’s President and Chief Executive Officer and as a director, effective December 13, 2015.
The Company approved a compensation arrangement for Mr. McAdam as F5’s President and Chief Executive Officer. On December 30, 2015, the Company approved for Mr. McAdam an annual base salary rate of $910,000 and a target bonus for the last three quarters of fiscal year 2016 of 130% of his base salary rate for such period. In addition, the Company will on February 1, 2016 provide Mr. McAdam restricted stock units having an aggregate target fair market value of approximately $3,750,000 on the date of grant, of which 40% of the target value of the restricted stock units will be time-based restricted unit awards and 60% of the target value of the awards will be performance-based restricted stock units (with such number of performance-based restricted stock units potentially being higher or lower depending on actual performance). These restricted stock unit awards will vest to the extent applicable quarterly through the first quarter of fiscal 2017, without a continuous service requirement, and otherwise be subject to such other terms as set forth in the F5 Networks, Inc. 2014 Incentive Plan and applicable award agreements.
Further, in connection with Mr. Rivelo’s resignation from the Company in December 2015 (approximately five-sixths through the first quarter of fiscal 2016), the Company and Mr. Rivelo entered into a waiver and non-competition agreement and general release of all claims, whereby Mr. Rivelo agreed to, among other things, non-competition, non-solicitation and non-disparagement obligations in exchange for Mr. Rivelo having the opportunity to continue to vest through February 2016 in 3,867 time-based restricted stock units and 3,867 performance-based restricted stock units assuming at target Company performance for the first quarter of fiscal 2016 (with such number of performance-based restricted stock units potentially being higher or lower depending on actual first quarter fiscal 2016 performance). These restricted stock unit amounts represent approximately five-sixths of that number of restricted stock units that would have vested in February 2016 for the first quarter of fiscal 2016 if Mr. Rivelo’s service with the Company had not terminated. Mr. Rivelo forfeited the remainder of his restricted stock units. In addition, Mr. Rivelo will receive a cash bonus for the first quarter of fiscal year 2016 calculated in accordance with the Company’s executive compensation program for fiscal year 2016, which will be prorated at five-sixths of the bonus amount that Mr. Rivelo would have been paid for the first quarter of fiscal year 2016 if his service with the Company had not terminated. In accordance with applicable law, if Mr. Rivelo does not revoke this agreement during the statutory seven-day revocation period, it will become fully effective.
The foregoing description of the waiver and non-competition agreement and general release of all claims does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached to this current report on Form 8-K/A as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits:

10.1	Waiver and Non-Competition Agreement and General Release of All Claims by and between Manuel Rivelo and F5 Networks, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F5 NETWORKS, INC. (Registrant)
Date: January 6, 2016	By:	/s/ Scot F. Rogers
Scot F. Rogers
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Waiver and Non-Competition Agreement and General Release of All Claims by and between Manuel Rivelo and F5 Networks, Inc.